 ZHONG Yi (HONG KONG) C.PA COMPANY LIMITED

March 2, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
RE: GFR Pharmaceuticals Inc.

Dear Commissioners:

We have read the statements that we understand GFR Pharmaceuticals Inc. included in Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Zhong Yi (HK) CPA Co. Ltd.

Zhong Yi (Hong Kong) C.P.A. Company Limited
Hong Kong, China

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